M3Sixty Funds Trust 485BPOS

Exhibit (g)(2)

Schedule A
to the
Custodian Agreement
by and between

M3Sixty Funds Trust
and

MUFG Union Bank, N.A.

May 7, 2018

NAMES OF FUNDS

COGNIOS LARGE CAP VALUE FUND
COGNIOS LARGE CAP GROWTH FUND
COGNIOS MARKET NEUTRAL LARGE CAP FUND

By: M3Sixty Funds Trust	By: MUFG Union Bank, N.A.,
“Principal”	“Custodian”

Authorized Signature	Authorized Signature

Brandon Byrd, Asst Secretary, COO	Brian Swanson, Vice President
Name & Title	Name & Title

03-14-2018	3/14/18
Date	Date